REPORT ON INTERNAL ACCOUNTING CONTROL


To the Board of Directors
C/FUNDS Group, Inc.
Venice, Florida

In planning and performing our audit of the financial statements of C/FUNDS Group, Inc. (comprising, respectively, the C/Fund, C/Growth Stock Fund, C/Government Fund, C/Tax Free Fund and C/Community Association Reserve Fund, and Adams Equity Fund Portfolios) for the year ended December 31, 1995, we considered its internal control structure, including procedures for safe-guarding securities, in order to determine our auditing proce-dures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of C/FUNDS Group, Inc. is responsible for estab-lishing and maintaining an internal control structure. In ful-filling this responsibility, estimates and judgments by manage-ment are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and transactions are executed in accordance with management's authorization and recorded properly to permit prepa-ration of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control struc-ture, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control struc-ture that might be material weaknesses under standards estab-lished by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or opera-tion of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregu-larities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no mat-ters involving the internal control structure, including proce-dures for safeguarding securities, that we consider to be materi-al weaknesses as defined above as of December 31, 1995.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.

GREGORY, SHARER & STUART



St. Petersburg, Florida
January 12, 1996